Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G, Floating Rate Notes	$2,000,000,000	$61,400

(1)

The filing fee of $61,400 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $61,400 is offset against the registration fee due for this offering and of which $842,703.81 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 6 dated August 15, 2007

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

Wells Fargo & Company

Medium Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount Offered:	$2,000,000,000

Trade Date:	August 15, 2007

Original Issue Date (T+5):	August 22, 2007

Stated Maturity Date:	August 20, 2010

Price to Public (Issue Price):	100%, plus accrued interest, if any, from August 22, 2007

Agent Discount

(Gross Spread):	0.09%

All-in Price

(Net of Agent Discount):	99.91%

Net Proceeds:	$1,998,200,000

Base Rate:	Three-month LIBOR Reuters

Initial Interest Rate:	Three-month LIBOR Reuters plus 22 basis points, determined two London banking days prior to August 22, 2007

Interest Payment Dates:	Each February 20, May 20, August 20 and November 20, commencing November 20, 2007, and at maturity

Interest Reset Dates:	Each February 20, May 20, August 20 and November 20, commencing November 20, 2007

Spread:	+ 22 basis points

Index Maturity:	Three-month LIBOR Reuters. For purposes of determining LIBOR Reuters, the Designated LIBOR Page is Page LIBOR01.

Agents:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Wells Fargo Brokerage Services, LLC

CUSIP:	94974BEK2